Exibit 99.1

Gasel Transportation Lines, Inc. Selects New Accounting Firm

MARIETTA, Ohio, Jan. 9, 2004 (PRIMEZONE) -- Gasel Transportations Lines, Inc. (OTCBB:GSEL), currently operating as a debtor in possession under Chapter 11 Reorganization, today announced that it has engaged Goff, Backa, Alfera & Company, LLC to handle the Company's audit and accountancy needs. Goff, Backa, Alfera amicably supplants Van Krevel & Company who has represented the firm for the past five years.

Gasel management cited increasingly complex financial accounting and a desire to insure the greatest level of accounting oversight and visibility as the primary reasons for their decision. Gasel would like to express its thanks to Van Krevel & Company for providing them with excellent service during their tenure. Goff, Backa, Alfera, which is located in Pittsburgh PA, will assume the duties of auditing Gasel effective immediately and will be responsible for Gasel's FY 2003 year-end audit.

Mike Post, President & CEO of Gasel commented that: "Our decision to move to a larger, regional accountancy firm like Goff, Backa, Alfera is purely a function of the growth of the Company. As we vigorously prepare to exit reorganization proceedings, we want to insure that Gasel's growth and the increasing complexity of our financial structure is transparently and accurately represented to ourselves, our investors and state and federal regulators. This ends a long-standing and wholly-positive relationship with Van Krevel & Company, whom we would like to thank for their diligence and hard work. We would gladly recommend their services and wish them continued success in their endeavors."

Mr. Post continued: "By contrast, we welcome Goff, Backa, Alfera & Company. We have been duly impressed with their ethics, commitment and accountancy skills and we look forward to working with them from this point into the future."

Gasel Transportation Lines, Inc., based in Marietta, Ohio, with a terminal and sales offices in Columbus, Ohio, is a national long and regional haul truckload common and contract carrier, and provides logistic services throughout the continental United States and Canada. For more information, visit www.gasel.net .

CONTACT: Gasel Transportation Lines, Inc.
S. Gene Thompson, Chief Financial Officer
Allan M. Blue, Director
(740) 373-6479